Exhibit 10.6

Federal Deposit Insurance Corporation 10 Tenth Street NE, Suite 800, Atlanta, GA 30309-3906	Atlanta Regional Office

March 19, 2010

VIA CERTIFIED MAIL – RETURN RECEIPT REQUESTED # 7008 3230 0003 1307 3525

The Board of Directors

First Peoples Bank

1301 S.E. Port St. Lucie Boulevard

Port St. Lucie, Florida 34952

Re:	First Peoples Bank
Port St. Lucie, Florida (“Bank”)
Docket Number: FDIC-09-717b // OFR 0705-FI-12/09
Stipulation to the Issuance of a Consent Order (“Stipulation”)
and Consent Order (“Order”)

Members of the Board:

On behalf of the Federal Deposit Insurance Corporation (“FDIC”) and pursuant to the authority delegated to me by the FDIC Board of Directors and the Director of the Division of Supervision and Consumer Protection of the FDIC, I have accepted the Stipulation executed by you, the Bank’s board of directors, and have issued the Order.

An original Stipulation and an original Order are enclosed.

Sincerely,

/s/ Doreen R. Eberley
Doreen R. Eberley
Acting Regional Director

Enclosures

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

STATE OF FLORIDA

OFFICE OF FINANCIAL REGULATION

TALLAHASSEE, FLORIDA

)
)
In the Matter of	)	STIPULATION TO THE ISSUANCE
	)	OF A
FIRST PEOPLES BANK	)	CONSENT ORDER
PORT ST. LUCIE, FLORIDA	)
	)	FDIC-09-717b
(Insured State Nonmember Bank))		OFR 0705-FI-12/09
)
)

Subject to the acceptance of this STIPULATION TO THE ISSUANCE OF A CONSENT ORDER (“STIPULATION”) by the Federal Deposit Insurance Corporation (“FDIC”), it is hereby stipulated and agreed by and between a representative of the Legal Division of the FDIC, the State of Florida, Office of Financial Regulation (“OFR”) and the First Peoples Bank, Port St. Lucie, Florida (“Bank”), through its board of directors, as follows:

1. The Bank has been advised of its right to receive a written Notice of Charges and of Hearing (“Notice”) detailing the unsafe or unsound banking practices relating to weaknesses in asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk, alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(l) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(l), and the FDIC’s Rules of Practice and Procedure (“Rules”), 12 C.F.R. Part 308 and Chapters 120, 655, and 658, Florida Statutes, and has waived those rights.

2. The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices, hereby consents and agrees to the issuance of a Consent Order (“ORDER”) by the FDIC and the OFR in the form attached hereto. The Bank further stipulates and agrees that such ORDER shall become effective immediately upon issuance by the FDIC and the OFR and be fully enforceable by the FDIC pursuant to the provisions of section 8(i)(1) of the Act, 12 U.S.C. § 1818(i)(1), and the Rules, and by the OFR pursuant to Chapters 120, 655, and 658, Florida Statutes, including specifically Sections 655.033 and 655.041, Florida Statutes, subject only to the conditions set forth in paragraph 3 of this STIPULATION.

3. In the event the FDIC accepts this STIPULATION and issues the ORDER, it is agreed that no action to enforce said ORDER in the United States District Court will be taken by the FDIC unless the Bank or any “institution-affiliated party”, as such term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), has violated or is about to violate any provision of the ORDER.

4. The Bank hereby waives:

(a) the receipt of a written Notice;

(b) all defenses to the charges to be set forth in the Notice;

(c) a hearing for the purpose of taking evidence regarding the allegations to be set forth in the Notice;

(d) the filing of Proposed Findings of Fact and Conclusions of Law;

(e) a Recommended Decision of an Administrative Law Judge; and

(f) exceptions and briefs with respect to such Recommended Decision.

2

Dated: The 4th day of March, 2010.

FEDERAL DEPOSIT INSURANCE CORPORATION LEGAL DIVISION

BY:

/s/ Lisa D. Wright
Lisa D. Wright
Senior Regional Attorney

FLORIDA OFFICE OF FINANCIAL REGULATION

BY:

/s/ Linda B. Charity
Linda B. Charity Director Division of Financial Institutions Florida Office of Financial Regulation By Delegated Authority for the Commissioner, Office of Financial Regulation

FIRST PEOPLES BANK PORT ST. LUCIE, FLORIDA

BY:

/s/ Gary A. Berger
Gary A. Berger

/s/ Donald J. Cuozzo
Donald J. Cuozzo

/s/ Ann L. Decker
Ann L. Decker

/s/ Thomas K. Grimes
Thomas K. Grimes

/s/ John S. Leighton, III
John S. Leighton, III

/s/ Paul J. Miret
Paul J. Miret

3

/s/ Robert L. Seeley
Robert L. Seeley

/s/ David W. Skiles
David W. Skiles

/s/ Paul A. Zinter
Paul A. Zinter

THE BOARD OF DIRECTORS

4

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

STATE OF FLORIDA

OFFICE OF FINANCIAL REGULATION

TALLAHASSEE, FLORIDA

)
)
In the Matter of	)
	)	CONSENT ORDER
FIRST PEOPLES BANK	)
PORT ST. LUCIE, FLORIDA	)	FDIC-09-717b
	)	OFR 0705-FI-12/09
(Insured State Nonmember Bank))
)
)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for First Peoples Bank, Port St. Lucie, Florida (“Bank”), under 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation to the Issuance of a Consent Order” (“STIPULATION”), dated March 4, 2010, that is accepted by the FDIC and the State of Florida, Office of Financial Regulation (“OFR”). The OFR may issue an order pursuant to Chapter 120 and Section 655.033, Florida Statutes (2009).

With this Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices relating to weaknesses in asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk, to the issuance of this Consent Order (“ORDER”) by the FDIC and the OFR.

Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) and under Chapter 120 and Section 655.033, Florida Statutes have been satisfied, the FDIC and the OFR (collectively, “Supervisory Authorities”) hereby order that:

BOARD OF DIRECTORS

1. As of the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. The Board shall prepare in advance and follow a detailed written agenda for each meeting, including consideration of the actions of any committees. Nothing in the foregoing sentences shall preclude the Board from considering matters other than those contained in the agenda. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

COMPLIANCE WITH ORDER

2. Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, to oversee the Bank’s compliance with the ORDER. Three of the members of the Directors’ Committee shall not be officers of the Bank. The Directors’ Committee shall receive from Bank management monthly reports detailing the Bank’s actions with respect to compliance with the ORDER. The Directors’ Committee shall present a report detailing the Bank’s adherence to the ORDER to the Board at each regularly scheduled Board meeting. Such report shall be recorded in the appropriate minutes of the Board’s meeting and shall be retained in the Bank’s records. Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

CAPITAL

3. (a) Within 90 days from the effective date of this ORDER, the Bank shall have Tier 1 Capital in such amount as to equal or exceed eight percent (8.0%) of its total assets and Total Risk Based Capital in such amount as to equal or exceed eleven percent (11.0%) as that Risk Based Capital Ratio is described in the FDIC Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, Appendix A.

(b) Thereafter during the life of this ORDER, the Bank shall maintain a Tier 1 Capital ratio to equal or exceed eight percent (8.0%) of the Bank’s total assets; and a Total Risk Based Capital ratio to equal or exceed eleven percent (11.0%).

(c) The level of Tier 1 Capital to be maintained during the life of this ORDER pursuant to paragraph 3(b) shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(d) Any increase in Tier 1 Capital necessary to meet the requirements of paragraphs 3(a) and 3(b) of this ORDER may be accomplished by the following:

(i) sale of common stock; or

(ii) sale of noncumulative perpetual preferred stock; or

(iii) direct contribution of cash by the Board, shareholders, and/or parent holding company; or

(iv) any other means acceptable to the Supervisory Authorities; or

(v) any combination of the above means.

(e) If all or part of any necessary increase in Tier 1 Capital required by paragraphs 3(a) and 3(b) of this ORDER is accomplished by the sale of new securities, the Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than fifteen (15) days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the Office of Financial Regulation, 200 East Games Street, Suite 624, Tallahassee, Florida 32399-0371, for review. Any changes requested to be made in the plan or materials by the FDIC or the OFR shall be made prior to their dissemination. If the increase in Tier 1 Capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

(f) In complying with the provisions of paragraphs 3(a) and 3(b) of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who receive or was tendered the information contained in the Bank’s original offering materials.

(g) For purposes of this ORDER, the terms “Tier 1 Capital” and “total assets” shall have the meanings ascribed to them in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325.

REDUCTION OF CLASSIFIED ITEMS

4. (a) Within 60 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the aggregate balance of assets classified “Substandard” in the FDIC’s October 19, 2009 Visitation Report (“Report”) in accordance with the following schedule:

(i) Within 90 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” in the Report to not more than 140 percent of Tier 1 Capital plus the ALLL;

(ii) Within 180 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” in the Report to not more than 120 percent of Tier 1 Capital plus the ALLL;

(iii) Within 270 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” in the Report to not more than 100 percent of Tier 1 Capital plus the ALLL;

(iv) Within 360 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” in the Report to not more than 80 percent of Tier 1 Capital plus the ALLL; and

(v) Within 540 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” in the Report to not more than 60 percent of Tier 1 Capital plus the ALLL.

(b) The requirements of this paragraph are not to be considered as standards for future operations and following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets. As used in paragraph 4(a), the word “reduce” means:

(i) to collect;

(ii) to charge-off; or

(iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the Supervisory Authorities.

NO ADDITIONAL CREDIT

5. (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” and is uncollected.

(b) Paragraph 5(a) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing as follows:

(i) why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii) that the Bank’s position would be improved thereby; and

(iv) how the Bank’s position would be improved.

(c) The signed certification shall be made a part of the minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower’s credit file.

ALLOWANCE FOR LOAN AND LEASE LOSSES

6. Within 30 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL and at least once each calendar quarter thereafter. Said review shall be completed in time to properly report the ALLL in the quarterly Reports of Condition and Income. The review shall focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review.

CONCENTRATIONS OF CREDIT

7. Within 45 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit discussed in the Report. The Bank should refer to the Financial Institution Letter 104-2006 dated December 12, 2006, entitled Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, for information regarding risk segmentation analysis. A copy of this analysis shall be provided to the Supervisory Authorities. The Bank agrees to develop a plan to reduce any segment of the portfolio which the Supervisory Authorities deem to be an undue concentration of credit in relation to the Bank’s capital account. The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

STRATEGIC PLAN

8. (a) Within 90 days from the effective date of this ORDER, the Bank shall prepare and submit to the Supervisory Authorities for review and comment a written business/strategic plan covering the overall operation of the Bank. At a minimum the plan shall establish objectives for the Bank’s earnings performance, growth, balance sheet mix, liability structure, capital adequacy, and reduction of nonperforming and underperforming assets, together with strategies for achieving those objectives. The plan shall also identify capital, funding, managerial and other resources needed to accomplish its objectives. Such plan shall specifically provide for the following:

(i) goals for the composition of the loan portfolio by loan type including strategies to diversify the type and improve the quality of loans held;

(ii) goals for the composition of the deposit base including strategies to reduce reliance on volatile and costly deposits; and

(iii) plans for effective risk management and collection practices.

(b) Within 30 days from the receipt of any comments from the Supervisory Authorities, and after due consideration of any recommended changes, the Board shall approve the business/strategic plan, which approval shall be recorded in the minutes of a Board meeting.

PROFIT PLAN

9. (a) Within 60 days from the effective date of this ORDER, the Bank shall formulate and implement a written plan to improve and/or sustain Bank earnings. This plan shall be forwarded to the Supervisory Authorities for review and comment and shall address, at a minimum, the following:

(i) goals and strategies for improving and sustaining the earnings of the Bank;

(ii) the major areas in, and means by which the Bank will seek to improve the Bank’s operating performance;

(iii) realistic and comprehensive budgets;

(iv) a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;

(v) the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and

(vi) coordination of the Bank’s loan, investment, and operating policies and budget and profit planning with the funds management policy.

(b) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank in the minutes of the Board meeting at which such evaluation is undertaken.

(c) Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year. These plans and budgets shall be submitted to the Supervisory Authorities for review and comment by December 15 of each subsequent year.

FUNDS MANAGEMENT PLAN

10. Within 60 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan addressing liquidity, contingent funding, and asset liability management. A copy of the plan shall be submitted to the Supervisory Authorities upon its completion for review and comment. Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes. Thereafter, the Bank shall implement and follow the plan. Annually during the life of this ORDER, the Bank shall review this plan for adequacy and, based upon such review, shall make appropriate revisions to the plan that are necessary to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.

BROKERED DEPOSITS

11. (a) Throughout the life of this ORDER, the Bank shall not accept, renew, or rollover any brokered deposit, as defined by 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), governing solicitation and acceptance of brokered deposits by insured depository institutions.

(b) Within 10 days of the effective date of this ORDER, the Bank shall submit a written plan for eliminating its reliance on brokered deposits to the Supervisory Authorities for review and comment. The plan shall detail the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid. Within 30 days of receipt of all such comments from the Supervisory Authorities, and after consideration of all such comments, the Bank shall approve the revised plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the plan.

(c) The Bank shall comply with the restrictions on the effective yields on deposits described in 12 C.F.R. § 337.6.

ASSET GROWTH LIMITATIONS

12. During the life of this ORDER, the Bank shall limit asset growth to 10 percent (10.0%) per annum and in no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER without receiving prior written approval of the Supervisory Authorities. In no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER unless the Bank receives prior written approval from the Supervisory Authorities.

CASH DIVIDENDS AND OTHER BANK PAYMENTS

13. (a) While this ORDER is in effect, the Bank shall not declare or pay dividends or any other form of payment representing a reduction in capital without the prior written approval of the Supervisory Authorities. All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date (at least 5 days with respect to any request filed within the first 30 days after the date of this ORDER) and shall contain, but not be limited to, an analysis of the impact such dividend or other payment would have on the Bank’s capital position, cash flow, concentrations of credit, asset quality and allowance for loan and lease loss needs. The Regional Director will approve a dividend or any other form of payment representing a reduction in capital provided that the Regional Director determines that such dividend or payment will not have an unacceptable impact on the Bank’s capital position, cash flow, concentrations of credit, asset quality and allowance for loan and lease loss needs. The OFR will approve a dividend only if the Bank meets the criteria set forth in Section 658.37, Florida Statutes.

(b) During the term of this ORDER, the Bank shall not make any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the FDIC.

DISCLOSURE

14. Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Compliance, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the Office of Financial Regulation, 200 East Games Street, Suite 624, Tallahassee, FL 32399-0371, at least fifteen (15) days prior to dissemination to shareholders. Any changes requested to be made by the FDIC and the OFR shall be made prior to dissemination of the description, communication, notice, or statement.

PROGRESS REPORTS

15. (a) Within 30 days from the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Reports of Condition and Income.

(b) Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.

(c) All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the minutes of the appropriate Board meeting.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC, the OFR, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties, as such term is defined in 12 U.S.C. §1813(u) and Section 655.005(l)(i), Florida Statutes.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC.

Issued Pursuant to Delegated Authority

Dated this 18th day of March, 2010.

/s/ Doreen R. Eberley
Doreen R. Eberley Acting Regional Director Division of Supervision and Consumer Protection Atlanta Region Federal Deposit Insurance Corporation

The Commissioner of the OFR having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of said ORDER by the FDIC shall be binding as between the Bank and the OFR to the same degree and to the same legal effect that such ORDER would be binding if the OFR had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER, pursuant to Chapters 120, 655, and 658, Florida Statutes (2009), including specifically Sections 655.033 and 655.041, Florida Statutes.

Dated this 15th day of March, 2010.

/s/ Linda B. Charity
Linda B. Charity Director Division of Financial Institutions Florida Office of Financial Regulation By Delegated Authority

14